EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2018 First Quarter Results

STAMFORD, Conn., Jan. 31, 2018 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2018 first quarter, the three month period ended December 31, 2017.

For the fiscal 2018 first quarter, Star reported a 13.7 percent increase in total revenue to $436.8 million compared with revenue of $384.1 million in the prior-year period, largely due to a 16.9 percent increase in wholesale per-gallon product costs and higher levels of home heating oil and propane sold.

The volume of home heating oil and propane sold during the fiscal 2018 first quarter increased by 3.9 million gallons, or 3.9 percent, to 103.4 million gallons, as the impact of colder temperatures and acquisitions was partially offset by net customer attrition and other factors. The Company believes that the extremely cold weather experienced during the last week of December 2017 will also favorably impact deliveries during the second quarter of fiscal 2018 (the three month period ending March 31, 2018). Temperatures in Star's geographic areas of operation for the fiscal 2018 first quarter were 5.5 percent colder than during the fiscal 2017 first quarter but 5.8 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration, due to record warm temperatures in October 2017.

Net income increased by $11.9 million, or 65.2 percent, to $30.2 million largely due to an $11.5 million discrete income tax benefit for the re-measurement of deferred tax assets and liabilities resulting from the decrease in federal corporate income tax rates under the Tax Cuts and Jobs Act enacted into law on December 22, 2017. This new law reduced the federal corporate income tax rate from 35 percent to 21 percent effective January 1, 2018.

Adjusted EBITDA decreased by $3.8 million, or 12.3 percent, to $27.4 million as higher home heating oil and propane margins and the additional Adjusted EBITDA provided by acquisitions was more than offset by $3.0 million of higher operating costs in the base business, a $3.1 million charge relating to the Company’s weather hedge contract as temperatures during November and December 2017 were 13.4 percent colder than the payment threshold (based on a ten year average), and a decline in volume in the base business. While temperatures were 5.8 percent warmer than normal for the three months ended December 31, 2017, the last week of December was approximately 40 percent colder than normal. The Company believes that such temperatures will positively impact deliveries during the second quarter of fiscal 2018.

"Fiscal 2018 has, thus far, proven to be an interesting and challenging period marked by extreme temperature swings and high customer demand,” said Steven J. Goldman, Star Group’s Chief Executive Officer. “While weather in our geographic areas of operation was actually warmer than normal for most of the first quarter, things definitely changed late in the year as frigid weather gripped much of the country. In fact, temperatures during late December and early January, in aggregate, were roughly 40 percent colder than normal – an amazing development. We were heavily inundated with customer requests and rapidly mobilized our workforce to handle the increased need for oil, propane, and service. I am proud of the way the Company responded to such extraordinary circumstances, while we also learned a great deal about how to improve response times going forward. We ended the quarter with a net gain in customer accounts and continue working to ensure the highest rate of satisfaction no matter what the weather brings for the remainder of fiscal 2018. Since the cold snap in early January, temperatures have normalized; a welcome relief to homeowners in the areas where we operate.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time on February 1, 2018 to review the three months ended December 31, 2017.

The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2017. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2017	2017
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$21,139	$52,458
Receivables, net of allowance of $5,919 and $5,540, respectively	192,559	96,603
Inventories	71,504	59,596
Fair asset value of derivative instruments	19,220	5,932
Prepaid expenses and other current assets	34,858	26,652
Total current assets	339,280	241,241
Property and equipment, net	79,538	79,673
Goodwill	225,978	225,915
Intangibles, net	100,643	105,218
Restricted cash	250	250
Captive insurance collateral	45,803	11,777
Deferred charges and other assets, net	11,768	9,843
Total assets	$803,260	$673,917
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$53,259	$26,739
Revolving credit facility borrowings	79,149	-
Fair liability value of derivative instruments	-	289
Current maturities of long-term debt	10,000	10,000
Accrued expenses and other current liabilities	119,681	108,449
Unearned service contract revenue	68,583	60,133
Customer credit balances	52,477	66,723
Total current liabilities	383,149	272,333
Long-term debt	63,278	65,717
Deferred tax liabilities, net	3,535	6,140
Other long-term liabilities	23,037	23,659
Partners’ capital
Common unitholders	349,621	325,762
General partner	(908)	(929)
Accumulated other comprehensive loss, net of taxes	(18,452)	(18,765)
Total partners’ capital	330,261	306,068
Total liabilities and partners’ capital	$803,260	$673,917

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2017	2016
Sales:
Product	$366,734	$316,291
Installations and services	70,100	67,827
Total sales	436,834	384,118
Cost and expenses:
Cost of product	242,780	199,593
Cost of installations and services	69,555	66,487
(Increase) decrease in the fair value of derivative instruments	(11,400)	(8,551)
Delivery and branch expenses	91,204	81,133
Depreciation and amortization expenses	7,741	6,561
General and administrative expenses	6,651	6,353
Finance charge income	(763)	(695)
Operating income	31,066	33,237
Interest expense, net	(2,087)	(1,787)
Amortization of debt issuance costs	(309)	(312)
Income before income taxes	28,670	31,138
Income tax (benefit) expense	(1,512)	12,863
Net income	$30,182	$18,275
General Partner’s interest in net income	175	105
Limited Partners’ interest in net income	$30,007	$18,170

Basic and diluted income per Limited Partner Unit:	$0.45	$0.28
Weighted average number of Limited Partner units outstanding:
Basic and Diluted	55,887	55,887

SUPPLEMENTAL INFORMATION

STAR GROUP, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2017	2016
Net income	$30,182	$18,275
Plus:
Income tax (benefit) expense	(1,512)	12,863
Amortization of debt issuance cost	309	312
Interest expense, net	2,087	1,787
Depreciation and amortization	7,741	6,561
EBITDA	38,807	39,798
(Increase) / decrease in the fair value of derivative instruments	(11,400)	(8,551)
Adjusted EBITDA	27,407	31,247
Add / (subtract)
Income tax benefit (expense)	1,512	(12,863)
Interest expense, net	(2,087)	(1,787)
Provision for losses on accounts receivable	311	31
Increase in accounts receivables	(96,193)	(76,845)
Increase in inventories	(11,886)	(16,248)
Decrease in customer credit balances	(14,294)	(22,805)
Change in deferred taxes	(2,740)	3,941
Change in other operating assets and liabilities	34,734	29,823
Net cash used in operating activities	$(63,236)	$(65,506)
Net cash used in investing activities	$(37,891)	$(21,796)
Net cash provided by (used in) financing activities	$69,808	$(14,560)

Home heating oil and propane gallons sold	103,400	99,500
Other petroleum products	30,700	29,400
Total all products	134,100	128,900

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com